AMENDMENT No. 2 dated as of November 1, 1996 (this "Amendment") made by Ramsay Health Care, Inc. a Delaware corporation (the "Company"), to that certain Rights Agreement dated as of August 1, 1995, as amended by that certain Amendment dated as of October 3, 1995 (as so amended, the "Agreement"), between the Company and First Union National Bank of North Carolina (the "Rights Agent").

           WHEREAS, the Company has determined that the definition of "Acquiring Person" in the Agreement should be amended to provide an exception for persons who are eligible to file a statement on Schedule 13G under Rule 13d-1(b) under the Securities Exchange Act of 1934 who acquire less than 25% of the Common Shares (as defined in the Agreement), unless and until the conditions set forth in Rule 13d-1(b) (3) or (4) exist;

           WHEREAS, the Company desires to provide certainty to its shareholders, the securities markets and the Rights Agent in respect of the terms of the Agreement and to further the purposes and intent of the Agreement; and

           WHEREAS, in order to effect the foregoing, the Company has determined to amend the Agreement pursuant to Section 27 of the Agreement as set forth below.

           NOW, THEREFORE, effective as of the date hereof, the Agreement is hereby amended pursuant to Section 27 thereof as follows:

           1. Section 1(a) of the Agreement is hereby deleted and replaced with the following:

               "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" solely as the result of (x) an acquisition after the date hereof of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% (or in the case of a 13G Person (as hereinafter defined), 25%) or more of the Common Shares of the Company then outstanding or (y) the acquisition of Beneficial Ownership of 20% (or in the case of a 13G person, 25%) or more of the Common Shares of the Company then outstanding in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to exceed 20% (or in the case of a 13G Person, 25%) of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (B) otherwise cause a Distribution Date to occur; (ii) subject to the proviso in this clause (ii), no Person (an "Acquiror") shall become an "Acquiring Person" as a result of the acquisition after the date hereof by an Acquiror from Paul J. Ramsay or from any Person who is an Affiliate or Associate of Paul J. Ramsay at the time of such acquisition (collectively, the "Ramsay Persons") of (1) any of the shares of Class B Preferred Stock currently held by any Ramsay Person or (2) any Common Shares issued pursuant to options or other rights to purchase Common Shares currently held by any Ramsay Person; (3) any Common Shares issued pursuant to the Class B Preferred Stock currently held by any Ramsay Person or (4) any Common Shares currently held by any Ramsay Person; provided that, at the time of such acquisition, the Acquiror (together with all of such Person's Affiliates and Associates) are not the Beneficial Owners of more than 1% of the Common Shares of the Company then outstanding and provided further that, following such acquisition, the Acquiror (together with all of such Person's Affiliates and Associates) do not become the Beneficial Owners of an additional 1% or more of the Common Shares of the Company then outstanding, (iii) subject to the proviso in this clause (iii), none of the Ramsay Persons shall become an "Acquiring Person" in the event that any Ramsay Person (together with all other Ramsay Persons) become the Beneficial Owners after the date hereof of additional
          Common Shares; provided that the number of Common Shares of the Company of which all Ramsay Persons are the Beneficial Owners does not exceed one Common Share less than 50% of the Common Shares of the Company then outstanding, and (iv) no Person who or which is eligible to file a statement with the Securities and Exchange Commission on
          Schedule 13G under Rule 13d-1(b), as in effect on November 1, 1996 (the "Amendment Date"), under the Exchange Act (as hereinafter defined) with respect to such Person's beneficial ownership of Common Shares (a "13G Person") shall become an "Acquiring Person" after the Amendment Date if and for so long as such 13G Person, together with all Affiliates and Associates of such 13G Person, shall not be the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding; provided, however, that if such Person or any such Person's Affiliates or Associates becomes subject to Rules 13d-1(a) and 13d-2(a), as in effect on the Amendment Date, pursuant to Rule 13d-1(b) (3) or (4), as in effect on the Amendment Date, then such Person shall no longer be a "13G Person" and if such Person at such time would be an Acquiring Person but for this clause (iv), such Person shall immediately become an Acquiring Person, in each case without regard to the ten day periods referred to in Rule 13d-1(b) (3) and (4), as in effect on the Amendment Date. Notwithstanding clause
          (i) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (i) does not reduce its percentage of Beneficial Ownership of Common Shares to below 20% (or in the case of a 13G Person, 25%) by 5:00 P.M. New York City time on the tenth Business Day after notice (including telephonic or facsimile) from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 20% (on in the case of a 13G person, 25%), such Person shall, at the end of such ten Business Day period, become an Acquiring Person (and such clause (i) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23."

          2. This Amendment shall be deemded to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, without regard to any conflict of laws principles which would apply the laws of any other jurisdiction.

          3. The Agreement, as amended hereby, is hereby ratified, confirmed and continued in full force and effect.

           IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first above written.


                                                  RAMSAY HEALTH CARE, INC.



                                                  BY  /s/  B.G. Cibran
                                                    ____________________________
                                                    Name:  Bert Cibran
                                                    Title: President & C.O.O.